EXHIBIT 3.9

        MID-AMERICA APARTMENT COMMUNITIES, INC.

                      ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED CHARTER DESIGNATING AND FIXING THE RIGHTS AND
                        PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK


        MID-AMERICA APARTMENT COMMUNITIES, INC., A TENNESSEE CORPORATION (THE "COMPANY"), CERTIFIES TO THE TENNESSEE SECRETARY OF STATE THAT:

        FIRST: PURSUANT TO THE AUTHORITY EXPRESSLY VESTED IN THE BOARD OF DIRECTORS OF THE COMPANY BY SECTION 6 OF THE COMPANY'S AMENDED AND RESTATED CHARTER (THE "CHARTER") AND SECTION 48-16-102 OF THE TENNESSEE CODE ANNOTATED, THE BOARD OF DIRECTORS HAS, BY RESOLUTION, DULY DIVIDED AND CLASSIFIED 1,000,000 SHARES OF THE PREFERRED STOCK OF THE COMPANY INTO A SERIES DESIGNATED 9.5% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK (THE "SERIES E PREFERRED STOCK") AND HAS PROVIDED FOR THE ISSUANCE OF THE SERIES E PREFERRED STOCK.

        SECOND: SECTION 6 OF THE CHARTER IS HEREBY AMENDED BY ADDING THE
FOLLOWING:

1. DESIGNATION AND NUMBER. A series of Preferred Stock, designated the "9.5% Series E Cumulative Redeemable Preferred Stock" (the "Series E Preferred Stock"), is hereby established. The number of shares of the Series E Preferred Stock shall be 1,000,000.

2. MATURITY. The Series E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

3. RANK. The Series E Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Junior Stock (as defined below) (ii) on a parity with all Parity Stock (as defined below); and (iii) junior to all existing and future debt for money borrowed of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series E Preferred Stock prior to conversion. While any shares of Series E Preferred Stock are outstanding, the Company shall not issue or authorize the issuance of any Senior Stock (as defined below) without the consent of the holders of two-thirds of the outstanding shares of Series E Preferred Stock, voting separately as a class.
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4. DIVIDENDS.

        (a) Holders of shares of the Series E Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the Series E Dividend Rate (as defined below). Dividends on the Series E Preferred Stock shall be cumulative, whether or not declared, on a daily basis from the date of original issue and shall be payable monthly (each such monthly period being herein called a "Dividend Period") in arrears on or before the 15th day of each month, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be paid on January 15, 1999, will be for less than a full month. Such dividend and any dividend payable on the Series E Preferred Stock for any partial Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Notwithstanding anything herein to the contrary, dividends on any dividend that is accrued and unpaid on the Series E Preferred Stock shall accrue from the Dividend Payment Date on which such dividend was payable.

        (b) Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

        (c) Holders of shares of the Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, other than as provided above or in Section 6. Any dividend payment made on shares of the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

5. REDEMPTION.

        (a) The Series E Preferred Stock is not redeemable by the Company other than upon the request of a holder of Series E Preferred Stock as provided below.

        (b) Any holder of Series E Preferred Stock may, at such holder's option upon not less than 150 days' written notice (such notice, a "Redemption Notice"), cause the Company to redeem such holder's shares of the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the "Redemption Price") per share equal to the amount (including with respect to accrued and unpaid dividends) that would be payable to the holder of such shares if the Company were liquidated, dissolved or wound up (determined as provided below) on the date of redemption, less any dividend payable as provided in the first sentence of Section 5(d) and actually paid on the applicable Dividend Payment Date; PROVIDED, HOWEVER, that a Redemption Notice may be sent by a holder of Series E Preferred Stock prior to August 1, 2003 only (i) in the event of a Change of Control (as defined below) or (ii)
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upon the occurrence and during the continuance of a Series E Event of
Non-Compliance (in which case the Company shall redeem such holder's shares in accordance with the provisions hereof whether or not such Series E Event of Non-Compliance exists at the date fixed for redemption in such Redemption Notice). Any Redemption Notice shall be addressed to the secretary of the Company at the Company's principal executive office, and shall state the name of the applicable holder of Series E Preferred Stock, the address of such holder, the number of shares to be redeemed (which shall be no less than 4,000 shares) and the date fixed for redemption of such shares. Holders of Series E Preferred Stock to be redeemed shall surrender such Series E Preferred Stock at a place designated by the Company in writing at least ten days prior to the date fixed for redemption and shall be entitled to the Redemption Price following such surrender. If notice of redemption with respect to any shares of Series E Preferred Stock has been given and if the funds or the full required number from time to time of Set Aside Shares (as defined below) necessary for such redemption have been set aside by the Company in irrevocable trust for the benefit of the holders of any shares of Series E Preferred Stock to be redeemed (and the Redemption Price (including cash proceeds described in the final paragraph of Section 5(c), if applicable) with respect to such shares is in fact paid to such holders on the applicable redemption date), then from and after such redemption date dividends will cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price.

        (c) The Company may elect to redeem shares of Series E Preferred Stock in shares of Common Stock of the Company in lieu of cash or to make such redemption partially in Common Stock and partially in cash by giving notice of such election not less than 90 days after receipt of an applicable Redemption Notice to each holder of Series E Preferred Stock to which the Company desires such election to apply; PROVIDED, HOWEVER, that any such election by the Company shall apply equally to all shares of Series E Preferred Stock to be redeemed on the same redemption date. Such election may be revoked (or modified to decrease the proportion of Common Stock to be received by holders) by the Company, notwithstanding any statement of such election in the notice to holders referred to in the immediately preceding sentence, at any time prior to the applicable redemption date, with or without notice of such revocation to the holders hereof. The number of shares of Common Stock per share of Series E Preferred Stock to be delivered to the holders of the shares of Series E Preferred Stock Company shall be calculated as follows:

                (1) the cash that would otherwise be payable by the Company to a holder of a share of Series E Preferred Stock upon a cash redemption of such shares,

divided by

                (2) the Common Stock Price on the third business day prior to the redemption date.

If the Company elects to redeem shares of Series E Preferred Stock in shares of Common Stock, upon the request of holders of shares of the Series E Preferred Stock which are the subject of redemption, which request is received by the Company at least 30 calendar
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days prior to the applicable redemption date, the Company shall have the obligation to register such shares of Common Stock for public offering and sale under the Federal securities laws and such holders shall have the obligation to cooperate with the Company with respect to such registration. The Company shall select the underwriter for any public distribution of such shares of Common Stock. Any underwriting agreement entered into in connection with such public distribution shall provide for a "firm commitment" underwriting and shall provide for a scheduled closing date not later than three business days following the date fixed for redemption. The underwriting discount and all other expenses of registration and sale shall be borne by the Company. If for any reason the net proceeds from such public distribution of shares of Common Stock received by such holders shall be less than 100% of the portion of the Redemption Price for the shares of Series E Preferred Stock redeemed that is paid for in Common Stock (the "Deficiency"), the Company shall pay to the holders of such shares on a pro rata basis (i) an amount equal to the Deficiency in cash or a sufficient number of additional shares of Common Stock which shall be registered and sold as described above to pay the Deficiency in full and (ii) interest on the Deficiency at the Series E Dividend Rate for the period from and including the applicable redemption date to the date on which cash in the amount of the Deficiency plus all accrued interest thereon pursuant to this clause (ii) is finally paid in full to the holders of shares of Series E Preferred Stock to which such Deficiency relates.

        (d) If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Otherwise, upon redemption of any share of Series E Preferred Stock and payment or setting aside in irrevocable trust of the full Redemption Price, no further dividend (including accrued and unpaid dividends) shall be payable with respect to such shares.

6. CERTAIN PAYMENT RESTRICTIONS.

        (a) Notwithstanding Sections 4 and 5, no dividends on shares of Series E Preferred Stock shall be declared by the Board of Directors nor shall any dividends or cash amounts payable by the Company in respect of shares of Series E Preferred Stock being redeemed at the election of the holders thereof be paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company in effect on the date of original issuance of the Series E Preferred Stock, including any such agreement relating to its indebtedness (or any refinancings of such agreements), prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. The Company shall use its best efforts (i) to permit dividends on the Series E Preferred Stock to be paid and cash redemptions of shares of the Series E Preferred Stock to be made without causing any such breach or default and (ii) not to be subject to any such restriction or prohibition of law.

        (b) Notwithstanding the foregoing, dividends on the Series E Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends or the payment of dividends would cause any breach or default and whether or not such dividends are declared. Except as set forth in
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the immediately succeeding sentence, no dividends will be declared or paid or set aside for payment on any Parity Stock or Junior Stock (other than a dividend in shares of Junior Stock) for any period unless full cumulative dividends have been or contemporaneously are likewise declared and paid or declared and a sum sufficient for the payment thereof is set apart in irrevocable trust for the benefit of the holders of Series E Preferred Stock for such payment on the Series E Preferred Stock for all past Dividend Periods and the then current Dividend Period. Notwithstanding the foregoing, the Company may from time to time declare dividends on Parity Stock at times when dividends are not paid in full (or a sum sufficient for such full payment is not so set apart in irrevocable trust) upon the Series E Preferred Stock and the shares of any series of Parity Stock, provided that all dividends declared upon the Series E Preferred Stock and any series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and the Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and the Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods for any Parity Stock which does not have a cumulative dividend) bear to each other.

        (c) No dividends (other than in shares of Junior Stock) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any Parity Stock or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Parity Stock or Junior Stock, nor shall any shares of Parity Stock or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company or by any Person (as defined below) directly or indirectly controlled by the Company (except by conversion into or exchange for Junior Stock for the purpose of preserving the Company's qualification as a REIT), unless full cumulative dividends on the Series E Preferred Stock likewise have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart in irrevocable trust for the benefit of the holders of the Series E Preferred Stock for payment for all past Dividend Periods and the then current Dividend Period.

        (d) No dividends (other than in shares of Junior Stock) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock, nor shall any shares of Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company or by any Person directly or indirectly controlled by the Company (except by conversion into or exchange for Junior Stock for the purpose of preserving the Company's qualification as a REIT) on any date unless the full Redemption Price with respect to all shares of Series E Preferred Stock as to which there has been delivered a Redemption Notice on or before the earlier of (i) such date and (ii) with respect to redemptions, purchases or other acquisitions of Junior Stock, the date, if any, on which the applicable notice of redemption, purchase or other acquisition of such Junior Stock was sent or received, as applicable, by the
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Company (or applicable Person directly or indirectly controlled by the Company)
has been paid in full to or set aside in irrevocable trust (in cash or in shares of Common Stock in accordance with Section 5(b) and 5(c)) for the benefit of the applicable holder of Series E Preferred Stock; PROVIDED, HOWEVER, that the Company may pay Regular Dividends that were declared prior to the date on which the Company received an applicable Redemption Notice.

        (e) No Parity Stock shall be redeemed, purchased, or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company or any Person directly or indirectly controlled by the Company (except by conversion into or exchange for Junior Stock for the purpose of preserving the Company's qualification as a REIT) on any date unless the full Redemption Price with respect to all shares of Series E Preferred Stock as to which there has been delivered a Redemption Notice on or before the earlier of (i) such date and (ii) the date, if any, on which the applicable notice of redemption, purchase or other acquisition of such Parity Stock was sent or received, as applicable, by the Company (or applicable Person directly or indirectly controlled by the Company) has been paid to or set aside in irrevocable trust (in cash or in shares of Common Stock in accordance with Section 5(b)and 5(c)) for the benefit of the applicable holders of Series E Preferred Stock.

        (f) Notwithstanding anything in Section 5 or this Section 6 to the contrary, whenever the Company shall set aside shares of Common Stock in irrevocable trust for the benefit of holders of Series E Preferred Stock, such trust shall nevertheless terminate and such shares of Common Stock shall be released to the Company if the Company (i) pays to or (ii) sets aside in irrevocable trust for the benefit of the applicable holders, cash in the full amount then required to be paid with respect to all shares of Series E Preferred Stock with respect to which such set aside was originally required.

7. LIQUIDATION PREFERENCE.

        (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series E Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution of assets is made to holders of Junior Stock (including, without limitation, Common Stock). The Company will promptly provide to the holders of Series E Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are not sufficient to pay in full the liquidation preference payments payable to the holders of outstanding shares of the Series E Preferred Stock and all other Parity Stock, then the holders of all such shares shall share equally and ratably in any such distribution of assets in proportion to the full liquidation preference to which each is entitled until such liquidation preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.
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        (b) The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

8.      VOTING RIGHTS.

        (a) Holders of the Series E Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

        (b) In the event of any Series E Event of Non-Compliance, the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit, and the holders of the Series E Preferred Stock will be entitled to vote separately as a class for the election of, a total of two additional directors of the Company (the "Series E Directors") at a special meeting called by the holders of record of at least 20% of the Series E Preferred Stock or at the next annual meeting of shareholders, and at each subsequent annual meeting until the first such meeting as of which no Series E Event of Non-Compliance exists and as of which the dividend for the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series E Preferred Stock are represented in person or by proxy at such meeting. Such Series E Directors shall be elected upon the affirmative vote of a plurality of the shares of Series E Preferred Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when no Series E Event of Non-Compliance exists and the dividend for the then current Dividend Period on the Series E Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Series E Event of Non-Compliance) and the term of office of each Series E Director so elected shall terminate. Any Series E Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series E Preferred Stock when they have the voting rights described above (voting separately as a class). So long as a Series E Event of Non-Compliance shall continue, any vacancy in the office of a Series E Director may be filled by written consent of the Series E Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series E Preferred Stock when they have the voting rights described above (voting separately as a class). The Series E Directors shall each be entitled to one vote per director on any matter.

        (c) During the continuance of a Series E Event of Non-Compliance, the Company shall not (and shall not allow any of its subsidiaries, including the Operating Partnership, to), without the consent of the Series E Directors (or, if there are no Series E Directors, the consent of holders of two-thirds of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class)):
(i) amend, alter or repeal the Charter (including the Series E Articles), the By-Laws or the Partnership Agreement (as defined below), (ii) directly or indirectly sell, lease, exchange, transfer or otherwise dispose of all or any substantial part of the assets of the Company or the Operating Partnership (in one or a series of transactions), (iii) merge or consolidate with or into any other Person (in one or a series of transactions) or consummate any similar transaction, (iv) create, issue or increase the amount of authorized shares of any series of Preferred Stock or (v) incur any Indebtedness in excess of $1 million; PROVIDED, HOWEVER, that the Series E Directors or holders of the Series E Preferred Stock, as applicable, shall be deemed to consent without any vote to any event described in clause (iv) or clause (v) above if (A) the documents governing any such transaction specifically provide that such portion of the proceeds thereof as is necessary to pay in cash the full Redemption Price with respect to all outstanding shares of Series E Preferred Stock on the date such transaction occurs shall be paid directly to the holders of the Series E Preferred Stock (without being first paid over to the Company) as of such date (and such holders shall be deemed to have requested redemption of all outstanding shares of the Series E Preferred Stock as of such date and the Company shall be deemed to have agreed to such redemption and to have waived any requirement of notice with respect thereto) and (B) such Redemption Price is in fact paid in cash to such holders as of such date.

        (d) So long as any shares of Series E Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) liquidate, wind up or dissolve the Company or the Operating Partnership or (ii) amend, alter or repeal the provisions of the Charter (including the
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Series E Articles), the By-Laws or the Partnership Agreement, whether by merger, consolidation or otherwise, in a manner that would adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof.

        (e) The preceding voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed as provided above.

9. CONVERSION. The Series E Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

10. REPORTS. So long as any shares of Series E Preferred Stock are outstanding, the Company will provide to the holders of Series E Preferred Stock copies of the annual reports and of the information, documents and other reports that the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For so long as any of the shares of the Series E Preferred Stock are outstanding, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder and to each prospective purchaser (as designated by such holder) of Series E Preferred Stock, any information required to be provided by Rule 144A(d)(4) under the Securities Act of 1933, as amended.

11. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

        "Change of Control" shall be deemed to occur if (i) the sale, conveyance, transfer or lease of all or substantially all the assets of the Company or the Operating Partnership to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) (other than any subsidiary of the Company) shall have occurred; (ii) any "person" or "group" as aforesaid becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the total voting power of all classes of the voting stock of the Company and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

        "Common Stock Price" means the closing price of the Common Stock on the New York Stock Exchange ("NYSE") Composite tape or, if the Common Stock is not then listed for trading on the NYSE, the closing price of the Common Stock as reported on the consolidated transaction reporting system for the principal securities exchange on which the Common Stock is so listed or, if the Common Stock is not so listed on any such exchange, the last quoted price in the over-the-counter market as reported on the National Association of Securities Dealers, Inc. Automated Quotation System or, if the Common Stock is not so listed or so quoted, the higher of the then book value per share of Common Stock and the then fair market value per share of Common Stock, determined by a nationally recognized independent investment banking firm selected by the Company.

        "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any capital lease obligation of such Person,
(vi) the notional amount of any interest hedging obligations or exchange rate obligations of such person, (vii) any indebtedness
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attributable to any sale and leaseback transaction to which such person is a party and (viii) any obligation of the type referred to in clauses (i) through
(viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

        "Junior Stock" means all Common Stock of the Company, and all equity securities ranking junior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, including the Company's Series D Junior Participating Preferred Stock.

        "Operating Partnership" means Mid-America Apartments, L.P., a Tennessee limited partnership.

        "Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of November 24, 1997.

        "Parity Stock" means, collectively, (A)(1) the Company's 9.5% Series A Cumulative Preferred Stock (the "Series A Preferred Stock"), (2) the Company's 8 7/8% Series B Cumulative Preferred Stock (the "Series B Preferred Stock") and
(3) the Company's 9.375% Series C Cumulative Preferred Stock (the "Series C Preferred Stock") and (B) all equity securities issued by the Company at any time or from time to time in accordance with the provisions hereof the terms of which specifically provide that such equity securities rank on a parity with the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other form of entity or any government or any agency or subdivision thereof.

        "Regular Dividend" means (i) with respect to the Company's Common Stock, the annual dividend announced by the Company's Board of Directors with respect to the year of determination, to the extent that such dividend does not exceed the announced dividend for the immediately preceding year by more than five percent and (ii) with respect to any series or class of the Company's Preferred Stock, the annual dividend set forth in the Articles of Amendment to the Company's Amended and Restated Charter which originally divided and classified such class or series of Preferred Stock.

        "Senior Stock" means any class or series of equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

        "Series E Articles" means the Articles of Amendment to the Charter which designated and fixed the terms, rights and preferences of the Series E Preferred Stock

        "Series E Dividend Amount" means the sum of (i) the Liquidation Preference and (ii) all accrued and unpaid dividends with respect to the Series E Preferred Stock; PROVIDED, HOWEVER, that no dividend with respect to the Series E Preferred Stock will be considered unpaid, nor shall payment thereof be considered in arrears, if such dividend is paid on the Dividend Payment Date on which it originally accrues.

        "Series E Dividend Rate" means, with respect to each share of Series E Preferred Stock, a rate of 9.5% per annum of the Series E Dividend Amount; PROVIDED, HOWEVER, that upon the occurrence and during the continuance of any Series E Event of Non-Compliance (as defined below), the Series E Dividend Rate shall increase to 14.5% per annum of the Series E Dividend Amount. Such increase in the Series E Dividend Rate shall be in addition to any other rights and remedies the holders of the Series E Preferred Stock may have at law or in equity upon the occurrence of a Series E Event of Non-Compliance.

        "Series E Event of Non-Compliance" means the occurrence of any of the following events: (i) all accrued dividends with respect to the Series E Preferred Stock shall not be paid in full for any three consecutive Dividend Payment Dates (after giving effect to any dividends paid on the third such Dividend Payment Date), (ii) the Company for any reason, including the applicability of Section 6 (Certain Payment Restrictions) hereof, shall not redeem any share of Series E Preferred Stock on the date fixed for redemption thereof in the applicable Redemption Notice or fulfill all its obligations under
Section 5(c), (iii) the Company shall breach any of its other material obligations under the Series E Articles, (iv) the Company shall fail to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any subsidiary of the Company, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $1 million or more at the time of such default, in each case (with respect to this clause (iv) only), after a 30-day period during which such default shall not have been cured or such acceleration rescinded, (v) the Company or the Operating Partnership files, or has filed against it, a petition to have it declared bankrupt or calling for its reorganization or arrangement under any law relating to bankruptcy or insolvency, unless, in the case of a petition filed against the Company or the Operating Partnership, as applicable, such petition is dismissed within sixty days or (vi) the Company or the Operating Partnership applies for or consents to the appointment of a receiver, trustee or conservator for any portion of its property or such appointment is made without the consent of the Company or the Operating Partnership, as applicable, and is not vacated within sixty days.

        "Set Aside Shares" means, with respect to any shares of Series E Preferred Stock to be redeemed by the holder thereof, a number of shares of Common Stock equal to the cash Redemption Price set forth in the applicable Redemption Notice divided by the average Common Stock Price over the three most recent business days; PROVIDED, HOWEVER, that the number of Set Aside Shares shall be readjusted (i) every thirty days after the initial determination thereof with respect to any redemption of shares of Series Preferred Stock based upon the average Common Stock Price over the three then most recent business days and (ii) any time the Common Stock Price on any business day is five percent or more below the Common Stock Price most recently determined for purposes of calculating the number of Set Aside Shares with respect to such redemption of Series E Preferred Stock, and upon any such recalculation pursuant to clause
(i) or clause (ii) of this definition the number of Set Aside Shares with respect to such redemption of Series E Preferred Stock shall be adjusted upward or downward (as applicable) by the Company within two business days thereafter such that the product of the number of Set Aside Shares and the Common Stock Price most recently determined with respect to such redemption of Series E Preferred Stock is equal to the applicable Redemption Price.

        THIRD: These Articles of Amendment shall be effective at the time they are accepted for filing by the Tennessee Secretary of State.

        FOURTH: These Articles of Amendment were duly adopted by unanimous consent of the board of directors without shareholder action, such shareholder action not being required, on December __, 1998.

        IN WITNESS WHEREOF, MID-AMERICA APARTMENT COMMUNITIES, INC. has caused these presents to be signed in its name and on its behalf by its Chief Financial Officer on this the __th day of December 1998.


                                    MID-AMERICA APARTMENT COMMUNITIES, INC.

                                    By:
                                    Name: Simon R. C. Wadsworth
                                    Title: Chief Financial Officer